                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------
               CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
               -------------------------------------------------
                          OF COMMON STOCK - UNAUDITED
                          ---------------------------
                      (in thousands except for share data)
                      ------------------------------------

                                      Three Months Ended     Six Months Ended
                                     --------------------  --------------------
                                     Jan. 30,   Jan. 31,   Jan. 30,   Jan. 31,
                                       1994       1993       1994       1993
                                     --------  ----------  --------- ----------
                                               (Restated)            (Restated)
  Net income (loss) before
   cumulative effect of
    accounting changes applicable
     to primary earnings per
     common share                     $ 1,672   $(12,098)   $ 7,735  $  (8,515)

  Add back interest and issue
   expense on convertible
   debentures, net of tax
   adjustment                           1,234      1,228      2,459      2,484
                                      -------   --------    -------  ---------

  Adjusted net income before
   cumulative effect of accounting
   changes applicable to common
   stock on a fully diluted basis       2,906    (10,870)    10,194     (6,031)
   Cumulative effect of accounting
   changes, net of taxes                                              (223,950)
                                      -------   --------    -------  ---------

  Net income (loss) applicable to
   fully diluted earnings per share   $ 2,906   $(10,870)   $10,194  $(229,981)
                                      =======   ========    =======  =========

  Average number of shares
   outstanding on a fully diluted
   basis:
    Shares used in primary earnings
       per share                       18,117     17,897     18,028     17,884
    Unexercised options                                                      1
    Shares on conversion of
     debentures                         2,674      2,674      2,674      2,674
                                      -------   --------    -------  ---------

  Average number of shares
   outstanding on a fully diluted
   basis                               20,791     20,571     20,702     20,559
                                      =======   ========    =======  =========

  Fully diluted net income (loss)
   per common share before
   cumulative effect of
   accounting changes                 $  0.14   $  (0.53)   $  0.49  $   (0.30)

  Loss from cumulative effect of
    accounting changes, net of
     taxes                                                              (10.89)
                                      -------   --------    -------  ---------

  Fully diluted net income (loss)
   per common share                   $  0.14   $  (0.53)   $  0.49  $  (11.19)
                                      =======   ========    =======  =========

    Note:

    The assumed conversion of the Company's convertible debentures were anti-dilutive or did not have a materially dilutive impact on earnings per share, hence only primary earnings per share is presented in the Company's Consolidated Financial Statements.


                                                            EXHIBIT 11.2